iQSTEL Announces Subsidiary’s Completed Acquisition of IoT Labs Mexico, an Internet of Things (IoT) Technology Developer, Including the “IoT Smart Gas” Platform

NEW YORK, NY -- (Marketwired) – 5/11/2020 - iQSTEL Inc. (OTC: IQST) is pleased to announce the 100% acquisition of IoT Labs Mx SAPI (“IoT Labs”) has been completed, an Internet of Things Technology Developer, with its Star Product “IoT Smart Gas Platform”.

The IoT Smart Gas Platform consists of in-field equipment, mobile application and backend software platform, that allows for remote monitoring of LP gas tanks. This is a consumer install-able device that provides real-time gas tank level monitoring and refilling requests via a smart phone app through the company’s gas partners. IoT Labs’ patent-pending device works anywhere there is a radio signal and/or cellular connection, and once connected to the tank, can be left unattended for over 2 years before battery replacement is needed.

“IoT Smart Gas units are in production, with more than 100 in field use already. The existing infrastructure access that iQSTEL allows us to benefit from will assist in the rapid commercialization process across Mexico, Latin America and later this year through Europe and Canada,” said Francisco Bunt, CEO of IoT Labs Mexico.

Additional information on IoT Labs Mx SAPI and the IoT Smart Gas Platform can be found on their corresponding websites: www.iotllabs.mx and www.smartgas.lat.

According to QYResearch, the global IoT market is expected to reach $1 trillion by 2025. The advent of 5G is a major driving force behind this rapid growth. iQSTEL continues to expand 5G networks throughout Latin America and beyond, facilitating rapid IoT deployments across large areas of the population.

Mr. Iglesias commented: “We have been looking for a high value IoT product for customers along with strong corporate margins and IoT Labs MX along with their IoT Smart Gas Platform is a perfect fit. This platform will be disruptive in the gas industry, significantly increasing efficiencies. IoT Labs and the iQSTEL team are already designing upgrades to expand the platform from LP gas tanks to general storage tanks, including gasoline, beverage, water and more.”

“The IoT marketplace, part of our 21st century enhanced telecommunications corporate vision, is seeing demand explode. The infrastructure to support this growth is being deployed by iQSTEL throughout Latin America.” Mr. Iglesias, iQSTEL´s CEO concluded.

About iQSTEL Inc.:

iQSTEL Inc. (OTC: IQST) www.iQSTEL.com is a US-based publicly listed company offering leading-edge 21st Century Enhanced Telecommunications Services with a focus on a wide range of cloud-based enhanced services to the Tier-1 and Tier-2 carriers, corporate, enterprise, as well as the retail market. iQSTEL through its subsidiaries (www.etelix.com; www.SwissLink-Carrier.com; www.QglobalSMS.com; www.SMSDirectos.com; www.IoTLabs.mx; www.smartgas.lat; www.itsBchain.com) offers a "one-stop-shopping” for international and domestic VoIP services, IP-PBX services, SMS exchange for A2P and P2P, OmniChannel Marketing, Internet of Things (IoT) applications (IoT Smart Gas), 4G & 5G international infrastructure connectivity, as well as blockchain-based platforms: Mobile Number Portability Application (MNPA) and Settlement & Payments Marketplace for VoIP, SMS and Data.

About Etelix.com USA, LLC:

Etelix.com USA LLC www.etelix.com is wholly owned subsidiary of iQSTEL Inc. Etelix.com USA, LLC is a Miami, Florida-based international telecom carrier founded in 2008 that provides telecom and technology solutions worldwide, with commercial presence in North America, Latin America, and Europe. Enabled by its 214-license granted by the Federal Communications Commission (FCC), Etelix provides International Long-Distance voice services for Telecommunications Operators (ILD Wholesale), and Submarine Fiber Optic Network capacity for internet (4G and 5G). Etelix was founded in 2008 and has been profitable since inception.

About SwissLink Carrier AG:

SwissLink Carrier AG www.swisslink-carrier.com is a 51% owned subsidiary of iQSTEL Inc. SwissLink Carrier AG is a Switzerland based international Telecommunications Carrier founded in 2015 providing international VoIP connectivity worldwide, with commercial presence in Europe, CIS and Latin America. SwissLink Carrier AG is a Swiss licensed Operator, having a domestic Interconnect with Swisscom, allowing their international Carrier Customers direct terminations via SwissLink into all Switzerland Fix & Mobile Networks. Since the takeover from Swissphone in November 2018 and the rename into SwissLink, they operate on a profitable level.

About QGlobal SMS LLC.:

QGlobal SMS LLC www.qglobalsms.com is a 51% owned subsidiary of iQSTEL Inc. QGlobal SMS is a USA based company founded in 2020 specialized in international and domestic SMS termination, with emphasis on the Applications to Person (A2P) and Person to Person (P2P) for Wholesale Carrier Market and Corporate Market in US. QGlobal SMS has commercial presence in Europe, USA and Latin America. QGlobal SMS has robust international interconnection with Tier1 SMS Aggregators, guarantying its customers high quality and low termination rates, over more than 100 countries worldwide.

About itsBchain LLC.:

itsBchain LLC www.itsBchain.com is a 75% owned subsidiary of iQSTEL Inc. itsBchain is a blockchain technology developer and solution provider, with a strong focus on the telecom sector. The company is the final stage of development of a series of blockchain solutions aimed at using the blockchain ledger and smart contract solutions to enable more efficiency, quickness in execution and fraud-prevention in the telco industry. Specifically, the company is developing a solution that will enable users and carriers to transfer mobile phone numbers with just a few clicks, allowing users and carriers the ability to transfer retail users from one mobile carrier to another instantly. Additionally, the company is finalizing a carrier-grade marketplace solution to procure payments between carriers for cross-traffic of VoIP, SMS and data realtime as traffic is crossed between carriers. This marketplace will allow for instant payment settlement as well as the prevention of fraud between carriers.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc.

www.iqstel.com; www.etelix.com; www.SwissLink-Carrier.com; www.QglobalSMS.com; www.SMSDirectos.com; www.IoTLabs.mx; www.smartgas.lat : www.itsBchain.com